Exhibit 99.1

CINGULAR, AT&T WIRELESS AND TRITON PCS SIGN LETTER OF INTENT TO
EXCHANGE OPERATIONS IN N. CAROLINA, PUERTO RICO AND VIRGINIA

Deal paves way for Cingular to serve all top 100 cities as Triton PCS ends AT&T Wireless relationship and gains key service in North Carolina, Puerto Rico

ATLANTA, REDMOND, WA AND BERWYN, PA — July 8, 2004 — Cingular Wireless, AT&T Wireless (NYSE:AWE), and Triton PCS (NYSE: TPC) announced today they have signed a non-binding letter of intent that – contingent on closing of Cingular’s acquisition of AT&T Wireless – would give Cingular expanded wireless service in Virginia and Triton PCS added coverage in North Carolina as well as entry into Puerto Rico.

Under the terms of the letter of intent, Cingular would receive Triton PCS’s network assets and customers in Virginia. Triton PCS would receive certain AT&T Wireless network assets and customers in North Carolina and Puerto Rico, plus $175 million in cash from Cingular. Employees in the affected markets will transition with the business.

Additionally, Triton PCS and AT&T Wireless have entered into definitive agreements to terminate the stockholder agreement, which includes termination of an exclusivity arrangement in return for the surrender of AT&T Wireless’ equity in Triton PCS. The parties also agreed that Triton PCS would have exclusive right to the SunCom brand. With these agreements, Triton PCS will be able to compete beyond its current footprint and Cingular will provide continuing service in areas where Triton PCS currently has operations.

Further, Triton PCS and Cingular will enter into a new long-term, reciprocal roaming agreement, which will allow Cingular and Triton PCS subscribers to benefit from Cingular’s extensive nationwide network and Triton PCS’s strong regional network.

“Our agreements with Triton PCS build on our planned acquisition of AT&T Wireless. When all are finalized, we will have spectrum and coverage in all top 100 U.S. metro areas — yet another move in delivering on our promise to be the premier wireless carrier in the U.S.,” said Stan Sigman, President & CEO of Cingular Wireless. “The agreement also promotes competition by creating a strong new regional provider in North Carolina.”

“With more than a 30% increase in covered POPs and a new presence in the high-growth North Carolina markets of Charlotte, Raleigh/Durham and Greensboro, these agreements boost Triton PCS’s growth prospects and position the company to continue as a leading wireless carrier in the Southeast,” said Michael E. Kalogris, Triton PCS Chairman and CEO. “This, combined with our entry into Puerto Rico, will reduce our dependency on roaming revenue and dramatically reduce future roaming expense. Our agreements also recognize the great value we have built in our Virginia operations.”

The closing of all of the agreements are contingent upon closing of Cingular’s acquisition of AT&T Wireless. The letter of intent is subject to negotiation and execution of definitive agreements and standard regulatory approvals. The companies expect the Cingular/AT&T Wireless merger to be approved and finalized in 2004.

About Cingular Wireless

Cingular Wireless, based in Atlanta, a joint venture between SBC Communications (NYSE — SBC) and BellSouth (NYSE — BLS), serves more than 25 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular is the only U.S. wireless carrier to offer RolloverSM, the wireless plan that lets customers keep their unused monthly minutes. Cingular has launched the world’s first commercial deployment of wireless services using Enhanced Data rates for GSM Evolution (EDGE) technology. Cingular provides cellular/PCS service in 43 of the top 50 markets nationwide, and provides corporate e-mail and other advanced data services through its GPRS, EDGE and Mobitex packet data networks. Details of the company are available at www.cingular.com.

About AT&T Wireless

AT&T Wireless (NYSE: AWE), headquartered in Redmond, Washington, is the second-largest wireless carrier, based on revenues, in the United States. With 21.692 million subscribers as of March 31, 2004, and revenues of more than $16.8 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.

About Triton PCS

Triton PCS (NYSE: TPC), based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.8 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

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Media Contacts:

Clay Owen
Cingular Wireless
404.236.6153
clay.owen@cingular.com

Karen Rountree
Triton PCS
804-364-7334
krountree@tritonpcs.com

Peter Rowe
AT&T Wireless
425-241-8629 – wireless
peter.rowe@attws.com

Investor Relations Contacts:

Kent Evans
Cingular Wireless
404.236.6203
kent.evans@cingular.com

Steven Somers
Triton PCS
610-651-5900
ssomers@tritonpcs.com

Holly Ash
AT&T Wireless
425-580-1833
holly.ash@attws.com

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